Exhibit 10.9

SUMMARY OF SALARIES FOR

NAMED EXECUTIVE OFFICERS

(as of December 31, 2014)

The following summarizes, as of December 31, 2014 except with respect to Mr. Burris, the salaries of the Company’s Chief Executive Officer and the other officers who will be named in the Summary Compensation Table in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders (the “Named Executive Officers”).

The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers.

Named Executive Officer	Salary
James P. Mackin	$600,000
President and Chief Executive Officer
Steven G. Anderson	$683,000
Executive Chairman
D. Ashley Lee	$376,000
Executive Vice President, Chief Operating Officer, and Chief Financial Officer
David M. Fronk	$283,000
Vice President, Regulatory Affairs and Quality Assurance
Scott B. Capps	$283,000
Vice President, Clinical Research
Bruce G. Anderson	$273,000
Vice President, U.S. Sales and Global Marketing
Jeffrey W. Burris*	$302,000
Vice President and General Counsel

*	Mr. Burris retired from the Company, effective August 18, 2014. The amount noted reflects his annual base salary in effect as of that date.